Exhibit 99.1

Keating Capital Portfolio Company, LifeLock, Completes IPO

Identity Theft Protection Company Raises $140 Million and Lists on NYSE

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--October 5, 2012--Keating Capital, Inc. (Nasdaq: KIPO) (www.KeatingCapital.com), a business development company, announced that LifeLock, Inc., a portfolio company, completed the pricing of its initial public offering of 15,700,000 shares of common stock at a price to the public of $9.00 per share on October 2, 2012. The shares began trading on the New York Stock Exchange under the ticker symbol "LOCK" on October 3, 2012. A total of 15,500,000 shares were issued by LifeLock, and a total of 200,000 shares were offered by certain selling stockholders. LifeLock will not receive any proceeds from the sale of shares by the selling stockholders.

Goldman, Sachs & Co., BofA Merrill Lynch, and Deutsche Bank Securities Inc. acted as joint book-running managers for the offering. RBC Capital Markets LLC, Canaccord Genuity Inc., and Needham & Company, LLC acted as co-managers for the offering.

LifeLock is a leading provider of proactive identity theft protection services for consumers and identity risk assessment and fraud protection services for enterprises.

Keating Capital purchased 634,711 shares of LifeLock’s Series E convertible preferred stock for $7.8776 per share, for a total investment of $5 million, on March 14, 2012. Based on the special Series E conversion rights upon an IPO, Keating Capital will receive approximately 944,443 shares of common stock which, based on the $9.00 IPO price, would have a value of approximately $8.5 million, representing 1.7x our initial investment cost.

In the event the volume weighted average price (“VWAP”) of LifeLock’s common stock during the 10 trading days immediately following the IPO exceeds the $9.00 IPO price, LifeLock has the right to repurchase a specified number of our common shares for $0.001 per share in which case our remaining common shares would be valued, based on the 10-day VWAP, at approximately $8.5 million, or 1.7x our investment cost. If the 10-day VWAP is less than the $9.00 IPO price, Keating Capital would retain all of the 944,443 shares of common stock received upon conversion.

Timothy J. Keating, CEO of Keating Capital, stated, “We commend LifeLock’s entire management team for their efforts in completing the IPO. We believe the LifeLock transaction evidences how certain contractual protections, such as the Series E special IPO conversion rights, may protect us from IPO pricing risk and provide us with a potential unrealized appreciation at the time of an IPO. However, our ability to realize the $8.5 million value of our investment, based on either the IPO price or the 10-day VWAP, will depend on the actual trading price of LifeLock’s common stock when we dispose of our shares following the customary 180-day post-IPO lockup period.”

Keating Capital’s Series E investment in LifeLock is one of 10 portfolio companies (LifeLock plus nine other private companies) where Keating Capital has certain contractual structural protections which allow us to receive additional shares of common stock in the event an IPO prices below a threshold level.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

To be added to Keating Capital’s email distribution list to receive quarterly newsletters and other announcements, go to www.KeatingCapital.com/contact.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com
or
JCPR, Inc.
Public Relations Contact:
Chris Moon, 973-850-7304
cmoon@jcprinc.com